EXHIBIT 99(iv)
                                                                 --------------

                              STATE OF MISSOURI
                        OFFICE OF SECRETARY OF STATE

IN THE MATTER OF:             )
                              )
SLS INTERNATIONAL, INC.       )     Order No. AO-01-03
3119 South Scenic             )
Springfield, Missouri 65807.  )
                              )
                Respondent.   )

                                CONSENT ORDER
                                -------------

     WHEREAS, the Missouri Securities Division has alleged that the offer and sale by SLS International Inc., of unregistered stock, warrants and notes were violations of Section 409.301, RSMo. 2000; and the Securities Division has further alleged that SLS' failure to register an issuer agent to offer and sell the shares of stock, warrants and notes was a violation of Section 409.201, RSMo 2000.

1. SLS and the Securities Division desire to settle the allegations and the matters raised by the staff of the Securities Division relating to SLS unregistered offers and sales of securities and failure to register an issuer agent.

2.   SLS and the Securities Division consent to the issuance of this Consent
     Order.

3. SLS stipulates and agrees to the issuance of this Consent Order without further proceedings in this matter, agreeing to be fully bound by the terms and conditions specified herein.

4.   SLS waives its right to a hearing with respect to this matter.

5. SLS stipulates and agrees that SLS waives any right SLS may have to seek judicial review or otherwise challenge or contest the terms and conditions of this Consent Order.

6. The Securities Division agrees to recommend the registration of SLS' $1,000,000 stock and warrant offering to the Missouri Securities Commissioner contemporaneously with the submission of this Consent Order. SLS understands and agrees that the Securities Division retains the right to request any order from the Commissioner pursuant to Section 409.306, RSMo 2000 if the Securities Division learns of any new or additional information, or if SLS violates this Consent Order.

7. The Securities Division does not intend for this Consent Order to be construed as a disqualification under any bad boy provision.

8. SLS neither admits nor denies the Securities Division's allegations that SLS violated Section 409.301. RSMo 2000 and Section 409.201. RSMo 2000.

9. SLS and the Securities Division stipulate and agree to the following Stipulations of Fact.


                              STIPULATIONS OF FACT
                              --------------------

10. SLS is a loudspeaker company located at 3119 South Scenic, Springfield, Missouri 65807.

11. John M. Gott is the president of SLS and has a business address of 3119 South Scenic. Springfield, Missouri 65807.

12. SLS offered and sold shares of stock in SLS to eight investors in the amount of $373,333 from the time period of August 1998 through September 2000.

13. The shares of stock that SLS offered to these eight investors were not registered in the State of Missouri.

14. SLS offered and sold ten 18-month promissory notes in SLS in the amount of $477,633.33 on September 27, 2000 to ten investors.

15.  SLS did not register these 18-month notes with the Securities Division.

16. SLS offered and sold thirty-nine short-term promissory notes in SLS in the amount of $295,300 from the time period of April 11, 2000 to March 21, 2001 to thirty-two investors.

17.  SLS did not register these short-term notes with the Securities
     Division.

18. SLS offered and sold shares of stock and warrants in SLS to ninety-five investors in the amount of $605,350.00 in February 2001.

19. SLS offered and sold shares of stock and warrants in SLS to six investors in the amount of $55,500 in March through April 2001.

20. The shares of stock and warrants that SLS offered and sold to these one hundred and one investors were not registered in the State of Missouri at the time the shares were offered and sold.

21. SLS did not register an issuer agent with the Securities Division to offer and sell the shares of stock, warrants or notes.


                             JURISDICTIONAL BASIS
                             --------------------

22. SLS and the Securities Division stipulate and agree that the Commissioner has jurisdiction over these matters pursuant to the Missouri Securities Act, Chapter 409, et al.

23. SLS and the Securities Division stipulate and agree that the Commissioner has authority to enter this Consent Order pursuant to
     Section 409.408, RSMo 2000, which provides:

     "The commissioner shall have full power in each case to make such order or orders under this section as he may deem just and he may either prohibit the further sale by such persons of any securities connected with or related to said fraudulent or illegal practices or transaction, or he may fix the terms and conditions on which the sale of such securities may be made,...and it is hereby made unlawful for any person having been served with any such order, or having knowledge of the issuance of said order, while said order remains in effect, either as originally issued or as modified, to violate any provisions thereof."


                                     ORDER
                                     -----

WHEREAS, the Commissioner, after consideration of the stipulations set forth above and on the consent of SLS and the Securities Division, finds the following Order to be in the public Interest and necessary for the protection of public investors and consistent with the provisions of Chapter 409, RSM0 2000.

NOW, THEREFORE, it is hereby Ordered that:

1.   SLS, its agents, employees and servants are prohibited from:

     A. Offering or selling shares of stock and warrants in SLS until the shares of stock and warrants are registered:

     B.  Offering or selling notes unless the notes are registered;

     C. Acting as an unregistered issuer agent in violation of Section 409.201 RSMo 2000; and

     D. Offering or selling any other security in violation of Sections 409.101, 409.201 or 409.301, RSMo 2000.

2. Contemporaneously with the execution of this Consent Order. SLS shall provide to the Securities Division a fully executed escrow agreement by SLS and its promoters for 100% of SLS' promotional shares in a format that is consistent with the NASAA Sample Promotional Shares Escrow Agreement for Class B Issuers.

3. SLS shall repay all thirty-nine short-term notes in the amount of $295,300 plus interest by May 15, 2001 out of the proceeds of this offering.

4. SLS shall file an affidavit, with all supporting documents, with the Securities Division by June 1. 2001 evidencing the repayment of principal and interest of the thirty-nine short-term notes.

5. SLS shall provide a copy of this Consent Order, including Attachment A, by certified mail, facsimile or overnight mail by April 23, 2001 to all one hundred and one investors that have purchased shares of stock and warrants in SLS since February 1, 2001. SLS shall include a cover letter in this mailing that clearly explains in bold type that the investor has the right to receive the investor's money back that is currently being held in escrow. The letter shall also advise the investor that the investor must respond to the mailing in witting within twenty days indicating whether the investor wants to receive a return of the investor's money or wants the investors money to be released from the escrow account to SLS. The letter shall also inform the investor that in determining whether to request a return of the investor's money, the investor should read this Consent Order and Attachment A, as welt as review the prospectus. SLS shall have twenty days from April 23, 2001 in which to obtain the investors written authorization to release the investor's money from the escrow account to SLS. If SLS is not able to obtain such authorization within twenty days, the investor's money shall be returned to the investor.

6. SLS shall provide a return of an investors money within five business days to any of the one hundred and one investors that timely makes a request for a return of the investor's money or that fails to sign a written authorization within twenty days from April 23, 2001 to release the investor's money from the escrow account to SLS.

7. SLS shall file documentation with the Securities Division evidencing that all one hundred and one investors were timely sent the mailing as required by this Order, evidencing the name of each investor that timely requested a return of the investor's money and/or failed to authorize the release of the investor's money from the escrow account to SLS, and evidencing that these investors timely received a return of their money. Additionally, SLS shall provide copies of each investor's written authorization to release the investor's money from the escrow account to SLS. This documentation shall be filed by June 1, 2001 with the Securities Division and shall be in the form of an affidavit, with all supporting documents attached thereto.

8. SLS shall provide a copy of this Consent Order to all investors in SLS $1,000,000 stock and warrant offering other than the one hundred and one investors.

9. SLS shall pay $15,000 to the Missouri Secretary of States Investor Education Fund. $5,000 shall be paid contemporaneously with the issuance of this Order, $5,000 shall be paid within thirty days from the date of this Order and the remaining $5,000 shall be paid within sixty days from the date of this Order. If SLS falls to timely make any payment, the remaining balance becomes due and payable in full immediately.

10. SLS shall pay their own costs and attorneys fees with respect to this matter.

SO ORDERED:

WITNESS MY HAND AND OFFICIAL SEAL OF MY OFFICE AT JEFFERSON CITY, MISSOURI THIS 18th DAY OF APRIL, 2001.


                                          MATT BLUNT
                                          SECRETARY OF STATE


                                          /s/ Douglas M. Ommen
                                          -------------------------------
                                          DOUGLAS M. OMMEN
                                          COMMISSIONER OF SECURITIES


                                          Consented to by:

                                          Missouri Securities Division
                                          /s/ Melanie G. Moffat
                                          -------------------------------
                                          Melanie G. Moffat
                                          Securities Counsel


                                          SLS International, Inc.

                                          By: /s/ John M. Gott
                                             ----------------------------
                                          John M. Gott, President


                                          /s/ John Perkins
                                          John Perkins
                                          Perkins Law Office
                                          1426 Inglenook
                                          Jefferson City, MO 65109
                                          Attorney for SLS International

                                 ATTACHMENT A
                                 ------------

1. The CPA firm that audited SLS financial statements issued an opinion that doubted the ability of SLS to continue to operate as a going concern. This statement means that the CPA firm has doubts about SLS ability to continue to operate as a viable company.

2. SLS Income and Expense Statement for the 12 months ending December 31, 2000 reflects that SLS incurred a net loss of $572,845.71.

3. Since the date of the September 30.2000 financial statements provided in SLS' prospectus, SLS incurred additional debt in the amount of $178,000 for the issuance of 18 promissory notes to investors. SLS used the proceeds of this money to pay its accounts payable.

4. Currently, SLS does not have any independent directors on its Board of Directors. SLS will add two independent directors to its Board of Directors by August 1, 2001. The Independent directors must approve any affiliated transaction in order for SLS to enter into that transaction. SLS further agrees that all future affiliated transactions will be on terms no less favorable than those terms with an unaffiliated party.

                               SLS LOUDSPEAKERS
                               3119 SOUTH SCENIC
                             SPRINGFIELD, MO 65807
                      (417) 883-4349 ( FAX (417) 883-2723
                         web site: slsloudspeakers.com
                       e-mail: sales@slsloudspeakers.com

                                April 17, 2001

TO:  SLS INTERNATIONAL, INC., INVESTORS
     NOTICE OF MISSOURI CONSENT ORDER

Dear SLS Investor:

     Due to an oversight, the Company did not register the units it was offering for sale under the Missouri Securities Act. Accordingly, these securities were not registered or exempt from registration when they were sold to you. Presently the Company has not broken escrow as defined in the prospectus.

     In order to resolve the issues involving the non- registration in Missouri and to register the offering with the Missouri Securities Division, the Company has entered into the attached Consent Order. IN ORDER FOR THE COMPANY TO TAKE YOUR INVESTMENT MONEY OUT OF ESCROW, YOU MUST AGREE TO RELEASE THE MONEY TO THE COMPANY. IF YOU DO NOT PROVIDE THE RELEASE OR IF YOU INDICATE THAT YOU WANT YOUR INVESTMENT MONEY RETURNED TO YOU, YOUR INVESTMENT WILL BE RETURNED TO YOU.

     If you want your investment used by the Company and to receive your stock certificate, please fill out the attached release and return it to the Company as quickly as possible You must respond within 20 days. YOU SHOULD CAREFULLY REVIEW THE CONSENT ORDER. ATTACHMENT A, AND THE PROSPECTUS PREVIOUSLY PROVIDED TO YOU WHEN MAKING YOUR DECISION REGARDING THE RELEASE OF YOUR MONEY.

     If you have any questions regarding this matter, please call me. Thank you for your patience.

     800 776-4549 or 417 883-4549

     To expedite, you may Fax the release to: 417 883-2723 and then mail the original.

     Please keep one copy for your files.

Sincerely,

/s/ John M. Gott
-----------------------
John M. Gott, President